UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):  August 30, 2013

WESTINGHOUSE SOLAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33695	90-0181035
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1475 S. Bascom Ave. Suite 101
Campbell, CA  95008
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(408) 402-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On August 30, 2013, Westinghouse Solar, Inc., a Delaware corporation (the “Company”) entered into a securities purchase agreement (“Purchase Agreement”) with certain institutional accredited investors (the “Purchaser”) relating to the sale and issuance of a convertible note in the principal amount of $200,000 that matures August 29, 2015 (the "Convertible Note").  The Convertible Note bears interest at the rate of 8% per annum compounded annually, is payable at maturity and the principal and interest outstanding under the Convertible Note are convertible into shares of the common stock of the Company, at any time after issuance, at the option of the Purchaser, at a conversion price equal to $.02, subject to adjustment upon the happening of certain events, including stock dividends, stock splits and the issuance of Common Stock Equivalents (as defined in the Note) at a price below the conversion price. Subject to the Company fulfilling certain conditions, including beneficial ownership limits, the Convertible Note is subject to a mandatory conversion if the closing price of the Company’s common stock for any 20 consecutive days commencing six months after the issue date of the Convertible Note equals or exceeds $0.04. Unless waived in writing by the Purchaser, no conversion of the Note can be effected to the extent that as a result of such conversion the Purchaser would beneficially own more than 9.99% in the aggregate of our issued and outstanding common stock immediately after giving effect to the issuance of common stock upon conversion.

The Company has the option of repaying the outstanding principal amount of the Convertible Note, in whole or in part, by paying the Purchaser a sum of money equal to one hundred and twenty percent (120%) of the principal together with accrued but unpaid interest upon 30 days notice, subject to certain beneficial ownership limits.

For so long as the Company has any obligation under the Convertible Note, the Company agreed to certain restrictions regarding, among other things, incurrence of additional debt, liens, amendments to charter documents, repurchase of stock, payment of cash dividends, affiliated transactions. The Company is also prohibited from entering into certain variable priced agreements until the Convertible Note is repaid in full.

For a period of two years after the initial issuance of the Convertible Note, the Purchase Agreement also provides the Purchaser a right to participate in any future debt and equity offerings of Company securities.   The Purchaser also has a piggyback registration right.

The Convertible Note contains events of default which, if triggered, will result in the requirement to pay a default amount (up to 24%) as specified in the Convertible Note.

In connection with the issuance of the Convertible Note, the Purchaser agreed to surrender to the Company for cancellation 200 shares of Series D Convertible Preferred Stock (the “Series D Preferred”) owned by it.

As a result of the sale of the Convertible Note, pursuant to the terms of the outstanding Series B Convertible Preferred Stock (the “Series B Preferred”), Series C Convertible Preferred Stock (the “Series C Preferred”), and Series D Preferred, the conversion price of each of the Series B Preferred, Series C Preferred and Series D Preferred will be reduced from $0.03, $0.03 and $0.10 per share of common stock, respectively, to become $0.02 per share of common stock. There are currently 912, 147and 930 shares of Series B Preferred, Series C Preferred and Series D Preferred, respectively that remain outstanding (after taking into account the surrender of 200 shares of Series D Preferred). After adjustment to the conversion price as a result of the sale of the Convertible Note, the outstanding Series B Preferred, Series C Preferred and Series D Preferred would be convertible into 41,020,149, 7,333,350 and 46,500,000 shares of common stock, respectively.

A copy of the form of the Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. A copy of the form of Convertible Note is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The foregoing is not a complete summary of the terms of the offering, the Purchase Agreement, or the Convertible Note described in this Item 1.01, and reference is made to the complete text of the Purchase Agreement and the form of Convertible Note that are filed herewith as exhibits.

Item 3.02  Unregistered Sales of Equity Securities.

The disclosure provided above in Item 1.01 is incorporated by reference into this Item 3.02.

The Company is relying on an exemption from registration provided under Section 4(a)(2) of the Securities Act for the issuance of the Securities, which exemption the Company believes is available because the Securities were not offered pursuant to a general solicitation, and the status of the purchasers of the Securities as “accredited investors” as defined in Regulation D under the Securities Act.

Item 3.03  Material Modification to Rights of Security Holders.

The disclosure provided above in Item 1.01 is incorporated by reference into this Item 3.03.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Form of Convertible Note Due August 29, 2015
10.1	Form of Securities Purchase Agreement by and among Westinghouse Solar, Inc. and the Purchasers thereto, dated as of August 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 5, 2013

WESTINGHOUSE SOLAR, INC.

By: /s/ Margaret R. Randazzo
Margaret R. Randazzo,
Chief Executive Officer

 Exhibit Index

Exhibit No.	Description

4.1	Form of Convertible Note Due August 29, 2015
10.1	Form of Securities Purchase Agreement by and among Westinghouse Solar, Inc. and the Purchasers thereto, dated as of August 30, 2013.